EXHIBIT 5.1
                                  EXHIBIT 23.1


                               Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                         303-422-8127 * 303-431-1567 fax

                                  May 30, 2008


Bedrock Energy, Inc.
8950 Scenic Pine Drive, Suite 100
Parker, CO  80134

Re:  S-1 Registration Statement for common shares of Bedrock Energy, Inc.

Gentlemen:

At your request, I have examined Registration Statement No. ____________ which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of

         (a)      2,525,524 shares of common stock of selling shareholders; and

         (b)      500,000   shares  of   Bedrock   Energy,   Inc.,   a  Colorado
                  corporation.

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and not others:

         a. Certificate of Incorporation of the Company, as amended to date;

         b.       Bylaws of the Company, as amended to date; and

         c. Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

I  have  not  undertaken,   nor  do  I  intend  to  undertake,  any  independent
investigation beyond such documents and records, or to verify the adequacy of accuracy of such documents and records.

Based on the foregoing, it is my opinion that the stock being registered under the Amended Registration Statement, as issued, is and will be duly and validly authorized, fully paid and non-assessable under Colorado Laws.

I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock described in the Amended Registration Statement in connection with the offering described therein.

This opinion covers only matters of Colorado law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.


                     Sincerely,

                     /s/Michael A. Littman
                     -------------------------------
                     Michael A. Littman